Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record Second Quarter 2024 Financial Results

•	Second Quarter 2024 Revenues of $949.2 Million, Up 10% Compared to $864.6 Million in Prior Year Quarter

•	Second Quarter 2024 EPS of $2.34, Up 34% Compared to $1.75 in Prior Year Quarter

•	Company Raises Full Year 2024 Revenue and EPS Guidance Ranges to Reflect Record First Half of 2024

Washington, D.C., July 25, 2024 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the second quarter ended June 30, 2024.

Second quarter 2024 revenues of $949.2 million increased $84.6 million, or 9.8%, compared to revenues of $864.6 million in the prior year quarter. The increase in revenues was primarily due to higher demand in the Corporate Finance & Restructuring, Economic Consulting and Technology segments. Net income of $83.9 million compared to $62.4 million in the prior year quarter. The increase in net income was primarily due to higher revenues, a lower effective tax rate and a foreign currency remeasurement gain compared to a loss in the prior year quarter, which was partially offset by an increase in compensation and selling, general and administrative (“SG&A”) expenses compared to the prior year quarter. Adjusted EBITDA of $115.9 million, or 12.2% of revenues, compared to $100.2 million, or 11.6% of revenues, in the prior year quarter. Second quarter 2024 earnings per diluted share (“EPS”) of $2.34 compared to $1.75 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Our terrific results this quarter and in the first quarter together delivered an exceptional first half of the year. To us, these results, in the face of complicated economic times, show the power of our multiyear commitment to continue to attract and support talented professionals who are committed to making a difference for our clients.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $135.2 million for the quarter ended June 30, 2024 compared to net cash used in operating activities of $11.0 million for the quarter ended June 30, 2023. The year-over-year increase in net cash provided by operating activities was primarily due to an increase in cash collections resulting from higher revenues, which was partially offset by higher operating expenses and an increase in compensation payments primarily related to higher variable compensation, annual salary increases and headcount growth compared to the prior year quarter.

Cash and cash equivalents of $226.4 million at June 30, 2024 compared to $203.5 million at June 30, 2023 and $244.0 million at March 31, 2024. Total debt, net of cash, of ($166.4) million at June 30, 2024 compared to $137.2 million at June 30, 2023 and ($39.0) million at March 31, 2024.

There were no share repurchases during the quarter ended June 30, 2024. As of June 30, 2024, approximately $460.7 million remained available for common stock repurchases under the Company’s stock repurchase program.

Second Quarter 2024 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $30.1 million, or 9.5%, to $348.0 million in the quarter compared to $317.9 million in the prior year quarter. The increase in revenues was primarily due to higher demand and realized bill rates for business transformation & strategy and transactions services, which was partially offset by lower restructuring revenues. Adjusted Segment EBITDA of $66.5 million, or 19.1% of segment revenues, compared to $45.5 million, or 14.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in variable compensation compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $4.7 million, or 2.9%, to $169.5 million in the quarter compared to $164.8 million in the prior year quarter. Acquisition-related revenues contributed $1.9 million in the quarter. The increase in revenues was primarily due to higher demand for disputes services and higher realized bill rates for construction solutions services, which was partially offset by lower demand for investigations services. Adjusted Segment EBITDA of $15.0 million, or 8.8% of segment revenues, compared to $25.6 million, or 15.5% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to an increase in compensation and SG&A expenses, which more than offset the increase in revenues compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $29.1 million, or 14.4%, to $230.9 million in the quarter compared to $201.8 million in the prior year quarter. The increase in revenues was primarily due to higher demand and realized bill rates for merger and acquisition (“M&A”)-related antitrust and financial economics services, which was partially offset by lower demand and realized bill rates for non-M&A-related antitrust services. Adjusted Segment EBITDA of $44.3 million, or 19.2% of segment revenues, compared to $35.5 million, or 17.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 3.6% increase in billable headcount and higher variable compensation, as well as higher SG&A expenses compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $18.4 million, or 18.9%, to $115.9 million in the quarter compared to $97.4 million in the prior year quarter. The increase in revenues was primarily due to higher demand for M&A-related “second request” services, which was partially offset by lower demand for investigations services. Adjusted Segment EBITDA of $20.9 million, or 18.1% of segment revenues, compared to $20.1 million, or 20.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was largely offset by an increase in compensation, which includes higher as-needed consultant costs and the impact of a 12.4% increase in billable headcount, as well as higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $2.3 million, or 2.8%, to $84.9 million in the quarter compared to $82.7 million in the prior year quarter. The increase in revenues was primarily due to a $1.7 million increase in pass-through revenues. Excluding pass-through revenues, revenues increased $0.6 million, or 0.7%, primarily driven by an increase in public affairs revenues, which was partially offset by lower corporate reputation revenues. Adjusted Segment EBITDA of $11.6 million, or 13.7% of segment revenues, compared to $12.3 million, or 14.8% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to an increase in SG&A expenses, which more than offset the increase in revenues compared to the prior year quarter.

2024 Guidance

After a record first half of 2024, the Company is raising its full year 2024 guidance ranges for revenues and EPS. The Company now estimates that revenues for full year 2024 will range between $3.700 billion and $3.790 billion, which compares to the prior range of between $3.650 billion and $3.790 billion. The Company now estimates EPS for full year 2024 will range between $8.10 and $8.60, which compares to the prior range of between $7.75 and $8.50. The Company does not currently expect Adjusted EPS to differ from EPS.

Second Quarter 2024 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss second quarter 2024 financial results at 9:00 a.m. Eastern Time on Thursday, July 25, 2024. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 8,000 employees located in 33 countries and territories, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.49 billion in revenues during fiscal year 2023. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, including relating to new and emerging technologies, such as Artificial Intelligence and machine learning, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of public health crises and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$226,428	$303,222
Accounts receivable, net	1,190,521	1,102,142
Current portion of notes receivable	45,145	30,997
Prepaid expenses and other current assets	107,117	119,092

Total current assets	1,569,211	1,555,453
Property and equipment, net	152,307	159,662
Operating lease assets	202,511	208,910
Goodwill	1,230,932	1,234,569
Intangible assets, net	18,377	18,285
Notes receivable, net	106,201	75,431
Other assets	78,105	73,568

Total assets	$3,357,644	$3,325,878

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$182,667	$223,758
Accrued compensation	463,669	601,074
Billings in excess of services provided	67,558	67,937

Total current liabilities	713,894	892,769
Long-term debt	60,000	—
Noncurrent operating lease liabilities	214,517	223,774
Deferred income taxes	136,374	140,976
Other liabilities	83,479	86,939

Total liabilities	1,208,264	1,344,458

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 35,902 (2024) and 35,521 (2023)	359	355
Additional paid-in capital	33,955	16,760
Retained earnings	2,278,677	2,114,765
Accumulated other comprehensive loss	(163,611)	(150,460)

Total stockholders’ equity	2,149,380	1,981,420

Total liabilities and stockholders’ equity	$3,357,644	$3,325,878

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,
	2024	2023
	(Unaudited)
Revenues	$949,156	$864,591

Operating expenses
Direct cost of revenues	637,749	588,094
Selling, general and administrative expenses	206,235	186,371
Amortization of intangible assets	1,080	1,417

	845,064	775,882

Operating income	104,092	88,709

Other income (expense)
Interest income and other	1,909	(584)
Interest expense	(3,319)	(3,022)

	(1,410)	(3,606)

Income before income tax provision	102,682	85,103
Income tax provision	18,735	22,708

Net income	$83,947	$62,395

Earnings per common share—basic	$2.38	$1.87

Weighted average common shares outstanding—basic	35,221	33,359

Earnings per common share—diluted	$2.34	$1.75

Weighted average common shares outstanding—diluted	35,845	35,650

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $—	$(1,718)	$6,396

Total other comprehensive income (loss), net of tax	(1,718)	6,396

Comprehensive income	$82,229	$68,791

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Six Months Ended June 30,
	2024	2023
	(Unaudited)
Revenues	$1,877,709	$1,671,297

Operating expenses
Direct cost of revenues	1,263,783	1,141,603
Selling, general and administrative expenses	408,105	370,584
Amortization of intangible assets	2,096	3,599

	1,673,984	1,515,786

Operating income	203,725	155,511

Other income (expense)
Interest income and other	3,490	(1,926)
Interest expense	(5,038)	(5,961)

	(1,548)	(7,887)

Income before income tax provision	202,177	147,624
Income tax provision	38,265	37,682

Net income	$163,912	$109,942

Earnings per common share—basic	$4.67	$3.30

Weighted average common shares outstanding—basic	35,099	33,331

Earnings per common share—diluted	$4.58	$3.09

Weighted average common shares outstanding—diluted	35,816	35,566

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $—	$(13,151)	$16,246

Total other comprehensive income (loss), net of tax	(13,151)	16,246

Comprehensive income	$150,761	$126,188

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$83,947
Interest income and other							(1,909)
Interest expense							3,319
Income tax provision							18,735

Operating income	$63,193	$13,100	$42,952	$17,137	$10,594	$(42,884)	$104,092
Depreciation and amortization	2,560	1,627	1,344	3,793	918	507	10,749
Amortization of intangible assets	714	267	—	—	99	—	1,080

Adjusted EBITDA	$66,467	$14,994	$44,296	$20,930	$11,611	$(42,377)	$115,921

Six Months Ended June 30, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$163,912
Interest income and other							(3,490)
Interest expense							5,038
Income tax provision							38,265

Operating income	$135,112	$45,067	$55,817	$28,076	$22,068	$(82,415)	$203,725
Depreciation and amortization	5,033	3,256	2,629	7,435	1,800	1,020	21,173
Amortization of intangible assets	1,547	380	—	—	169	—	2,096

Adjusted EBITDA	$141,692	$48,703	$58,446	$35,511	$24,037	$(81,395)	$226,994

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2023 (Unaudited)	Corporate Finance & Restructuring (1)	Forensic and Litigation Consulting (1)	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$62,395
Interest income and other							584
Interest expense							3,022
Income tax provision							22,708

Operating income	$42,116	$23,885	$34,024	$16,432	$11,278	$(39,026)	$88,709
Depreciation and amortization	2,284	1,490	1,499	3,655	901	275	10,104
Amortization of intangible assets	1,110	223	—	—	84	—	1,417

Adjusted EBITDA	$45,510	$25,598	$35,523	$20,087	$12,263	$(38,751)	$100,230

Six Months Ended June 30, 2023 (Unaudited)	Corporate Finance & Restructuring (1)	Forensic and Litigation Consulting (1)	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$109,942
Interest income and other							1,926
Interest expense							5,961
Income tax provision							37,682

Operating income	$90,092	$44,173	$46,724	$28,322	$19,961	$(73,761)	$155,511
Depreciation and amortization	4,243	2,802	2,992	7,131	1,688	691	19,547
Amortization of intangible assets	3,022	407	—	—	170	—	3,599

Adjusted EBITDA	$97,357	$47,382	$49,716	$35,453	$21,819	$(73,070)	$178,657

(1)

Effective July 1, 2023, prior period segment information for the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments has been recast in this press release to include the reclassification of the portion of the Company’s health solutions practice in the Forensic and Litigation Consulting segment to the Company’s business transformation & strategy practice within the Corporate Finance & Restructuring segment.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended June 30, 2024 (Unaudited)
Corporate Finance & Restructuring	$347,971	$66,467	19.1%	60%	$496	2,167
Forensic and Litigation Consulting	169,496	14,994	8.8%	58%	$390	1,457
Economic Consulting	230,873	44,296	19.2%	70%	$599	1,076
Technology (1)	115,875	20,930	18.1%	N/M	N/M	662
Strategic Communications (1)	84,941	11,611	13.7%	N/M	N/M	972

	$949,156	$158,298	16.7%			6,334

Unallocated Corporate		(42,377)

Adjusted EBITDA		$115,921	12.2%

Six Months Ended June 30, 2024 (Unaudited)
Corporate Finance & Restructuring	$713,981	$141,692	19.8%	61%	$505	2,167
Forensic and Litigation Consulting	345,570	48,703	14.1%	58%	$398	1,457
Economic Consulting	435,421	58,446	13.4%	69%	$566	1,076
Technology (1)	216,588	35,511	16.4%	N/M	N/M	662
Strategic Communications (1)	166,149	24,037	14.5%	N/M	N/M	972

	$1,877,709	$308,389	16.4%			6,334

Unallocated Corporate		(81,395)

Adjusted EBITDA		$226,994	12.1%

Three Months Ended June 30, 2023 (Unaudited)
Corporate Finance & Restructuring (2)	$317,912	$45,510	14.3%	58%	$482	2,170
Forensic and Litigation Consulting (2)	164,760	25,598	15.5%	58%	$388	1,441
Economic Consulting	201,822	35,523	17.6%	69%	$557	1,039
Technology (1)	97,444	20,087	20.6%	N/M	N/M	589
Strategic Communications (1)	82,653	12,263	14.8%	N/M	N/M	992

	$864,591	$138,981	16.1%			6,231

Unallocated Corporate		(38,751)

Adjusted EBITDA		$100,230	11.6%

Six Months Ended June 30, 2023 (Unaudited)
Corporate Finance & Restructuring (2)	$633,564	$97,357	15.4%	59%	$480	2,170
Forensic and Litigation Consulting (2)	322,499	47,382	14.7%	58%	$382	1,441
Economic Consulting	371,417	49,716	13.4%	68%	$520	1,039
Technology (1)	188,062	35,453	18.9%	N/M	N/M	589
Strategic Communications (1)	155,755	21,819	14.0%	N/M	N/M	992

	$1,671,297	$251,727	15.1%			6,231

Unallocated Corporate		(73,070)

Adjusted EBITDA		$178,657	10.7%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

(2)

Effective July 1, 2023, prior period segment information for the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments has been recast in this press release to include the reclassification of a portion of the Company’s health solutions practice in the Forensic and Litigation Consulting segment to the Company’s business transformation & strategy practice within the Corporate Finance & Restructuring segment.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2024	2023
	(Unaudited)
Operating activities
Net income	$163,912	$109,942
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	21,173	19,547
Amortization of intangible assets	2,096	3,599
Provision for expected credit losses	19,923	11,188
Share-based compensation	18,101	13,903
Deferred income taxes	(6,840)	(6,571)
Acquisition-related contingent consideration	(1,157)	3,543
Amortization of debt issuance costs and other	387	1,296
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(115,106)	(245,999)
Notes receivable	(45,197)	(22,539)
Prepaid expenses and other assets	(12,630)	(6,718)
Accounts payable, accrued expenses and other	(8,934)	(159)
Income taxes	(29,727)	(13,122)
Accrued compensation	(145,509)	(130,625)
Billings in excess of services provided	(84)	(2,485)

Net cash used in operating activities	(139,592)	(265,200)

Investing activities
Purchases of property and equipment and other	(14,700)	(29,027)
Maturity of short-term investment	25,246	—

Net cash provided by (used in) investing activities	10,546	(29,027)

Financing activities
Borrowings under revolving line of credit	520,000	245,000
Repayments under revolving line of credit	(460,000)	(220,000)
Purchase and retirement of common stock	—	(20,982)
Share-based compensation tax withholdings	(14,320)	(11,922)
Proceeds on stock option exercises	10,614	1,167
Deposits and other	2,023	(2,206)

Net cash provided by (used in) financing activities	58,317	(8,943)

Effect of exchange rate changes on cash and cash equivalents	(6,065)	15,021

Net decrease in cash and cash equivalents	(76,794)	(288,149)
Cash and cash equivalents, beginning of period	303,222	491,688

Cash and cash equivalents, end of period	$226,428	$203,539